UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
March 25, 2008
Date of Report (Date of earliest event reported)

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33349 (Commission File Number)	56-2408571 (IRS Employer Identification No.)

4400 Carillon Point, Kirkland, WA (Address of principal executive offices)	98033 (Zip Code)
Registrant’s telephone number, including area code: (425) 216-7600
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 25, 2008, Clearwire Corporation (the “Company”) implemented a Change in Control Severance Plan (the “Severance Plan”) for its employees, including its named executive officers (the “NEOs”). The Company established the Severance Plan to pay benefits under certain circumstances to its employees as compensation for certain types of terminations in connection with a “Change in Control” (as such term in defined in the Severance Plan) of the Company.
     The Severance Plan provides for severance pay and benefits to an NEO if an NEO’s employment is involuntarily terminated for any reason other than “Cause” (as defined in the Severance Plan) during the twenty-four month period following a Change in Control or such NEO voluntarily terminates his or her employment for “Good Reason” (as defined in the Severance Plan) within such twenty-four month period. Additionally, severance pay and benefits will accrue if the NEO’s employment is terminated other than for Cause, or the NEO terminates employment for Good Reason, in the period between the commencement of a Change in Control transaction and the closing of a Change in Control transaction, if such termination event occurred due to the request or instruction of a third party attempting to effect a Change in Control.
     The severance pay and benefits for each NEO would consist of (i) cash payment in the amount of 200% of the NEO’s target annual compensation (the sum of annual base salary, annual commission, if any, and annual target bonus), provided that the severance payment for the Chief Executive Officer would be 300% of target annual compensation; (ii) continuing health care coverage for twenty-four months; (iii) acceleration of any unvested outstanding equity awards with a maximum one year exercise period from termination; and (iv) payment of excise taxes that might be imposed under Section 4999 of the Internal Revenue Code (the “Code”), including applicable gross-up amounts, should the value of the NEOs’ payments or benefits under the Severance Plan or otherwise, exceed their safe harbor amounts under Section 280G of the Code.
     The Severance Plan also provides for payments to all other employees who are employed by the Company and its subsidiaries at the commencement of a Change in Control transaction and who remain employed at the closing of the Change in Control transaction, with severance benefits varying depending upon the position and length of service of the individual employees. All employees, including the NEOs, will be required to sign a release of claims prior to receiving any benefits under the Severance Plan. Additionally, the Severance Plan calls for the creation of a Rabbi Trust to ensure payment of certain benefits under the Severance Plan, including all benefits payable to the NEOs.
Change of Control is defined in the Severance Plan to mean the occurrence of any of the following: (i) an acquisition of securities of the Company by a person (other than Eagle River Holdings, LLC or Intel Corporation, or their affiliates) that results in such person having more than 35% of the voting power of the Company’s securities; (ii) the current members of the Board ceasing to constitute a majority of the Board; or (iii) the consummation of (a) a merger, consolidation or reorganization of the Company, (b) a complete liquidation or dissolution of the Company or (c) the sale or disposition of all or substantially all of the assets of the Company. Cause is defined as the meaning set forth in an employee’s employment agreement, or in the absence of such an agreement, a termination due to the following: (i) indictment or conviction of an employee of a crime that would negatively affect the Company’s reputation; (ii) proof of a material violation of a key Company policy by an employee; (iii) continued insubordination or a gross dereliction of duty by an employee; (iv) willful or grossly negligent conduct by an employee that is harmful to the Company; or (v) a willful and material breach by an employee of a confidentiality agreement with the Company. “Good Reason” is defined as the meaning set forth in an employee’s employment agreement, or in the absence of such an agreement, any of the following: (i) the occurrence of a significant, adverse change in an employee’s duties, responsibilities or authority; (ii) a relocation of an employee’s office of more than 30 miles; (iii) a reduction of an employee’s base salary or bonus potential; or (iv) an uncorrected reach of any obligation to an employee by the Company or any parent or subsidiary of the Company.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEARWIRE CORPORATION
Dated: March 25, 2008	By:	/s/ Broady R. Hodder
Broady R. Hodder
Vice President and General Counsel